Exhibit 1.01

Verizon Communications Inc. Conflict Minerals Report for Calendar Year 2020

This is the Conflict Minerals Report (“CMR”) of Verizon Communications Inc. (“Verizon”, “Company” or “we”) for the reporting period covering January 1, 2020 through December 31, 2020 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) and Form SD.

Introduction

The Conflict Minerals Rule requires issuers to annually file a Form SD with the United States Securities and Exchange Commission (“SEC”) to disclose information regarding the use and origin of “Conflict Minerals” necessary for the functionality or production of products manufactured or contracted to be manufactured by such issuer. Under the Conflict Minerals Rule, “Conflict Minerals” currently include columbite-tantalite (coltan), cassiterite, gold, wolframite, and also their derivatives tantalum, tin and tungsten. We refer to gold, tantalum, tin and tungsten collectively as “3TG”. The purpose of the Conflict Minerals Rule is to discover if covered issuers’ use of 3TG may have directly or indirectly financed or benefitted armed groups in the Democratic Republic of Congo and its adjoining countries (the “DRC Region”).

This CMR describes how Verizon’s Conflict Minerals compliance program is designed, as well as what steps have been taken to implement the compliance program, conduct in good faith an investigation as to the country of origin of the minerals used in the Verizon products that are within the scope of the Conflict Minerals Rule, and perform due diligence on the source and chain of custody of such minerals (see “Product Description and Determination”).

This CMR is based on information available at the time of filing. This CMR may contain forward-looking statements regarding steps to be taken in the future as we improve our measures with respect to 3TG, and those statements are subject to risks and uncertainties. References to any website in this Form SD or CMR do not incorporate information from that website within this filing.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in the DRC Region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this CMR. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this CMR or to reflect the occurrence of unanticipated events.

Reasonable Country of Origin Inquiry

In accordance with the Conflict Minerals Rule, Verizon’s compliance process includes a “reasonable country of origin inquiry” (“RCOI”) seeking the location of the smelter/refiner facilities used to refine or process the 3TG used in products that are within the scope of the Conflict Minerals Rule. With respect to the products described in the “Product Description and Determination” section of this CMR (the “Covered Product”), Verizon requested that its relevant suppliers complete a Conflict Minerals Reporting Template (the “CMRT”) to support the RCOI. The CMRT was developed by the Responsible Minerals Initiative (the “RMI,” see http://www.responsiblemineralsinitiative.org/) to assist companies in determining the smelter/refiner facilities contributing 3TG to their products. The CMRT requests information regarding the supplier’s own Conflict Minerals diligence policies, in addition to the identification of smelter/refiner facilities within the supply chain, and the country of origin of the 3TG used by such facilities. Verizon is a member of the RMI, and uses data available to RMI members to further assess the supplier’s CMRT response – see the section below titled “Identifying and Assessing Risks”.

Verizon’s Compliance Framework

In addition to Verizon’s compliance with the due diligence required by the Conflict Minerals Rule, Verizon has adopted a five-step framework recommended by the Organization for Economic Cooperation and Development in its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”) as applicable for “downstream companies” (as defined in the OECD Guidance), such as Verizon. The OECD Guidance includes the following steps that downstream companies should include in their Conflict Minerals compliance program:

•	Establish Strong Company Management Systems

•	Identify and Assess Risk in the Supply Chain

•	Design and Implement a Strategy to Respond to Risks

•	Audit Third-Party Supply Chain Due Diligence

•	Publicly Report Supply Chain Due Diligence

ESTABLISHMENT OF STRONG COMPANY MANAGEMENT SYSTEMS

Verizon has taken the following steps to strengthen its company management systems with respect to Conflict Minerals matters:

• Instituted a Conflict Minerals Policy. Our Conflict Minerals policy communicates Verizon’s perspective regarding the use of Conflict Minerals, our support of certain cross-industry efforts to address them, and our intent to avoid sourcing 3TG that directly or indirectly benefit non-state armed groups. Our Supplier Code of Conduct incorporates the supplier-facing requirements of our Conflict Minerals policy, including the need for suppliers to assist us with any required RCOI investigations, and the requirement that suppliers of applicable products complete a CMRT to support our Conflict Minerals due diligence programs. Our Conflict Minerals policy can be found on the web at: https://www.verizon.com/about/our-company/company-policies/conflict-mineral.

• Created a Team of Appropriate Personnel to Support Conflict Minerals Due Diligence. We assembled an internal team to support our compliance plan. The team includes representatives from our Legal, Sustainability, Supply Chain and Environmental-Social-Governance functions, as well as the appropriate Sourcing teams responsible for managing relevant supplier relationships. Team members periodically review the goals for our Conflict Minerals compliance program, with Legal, Sourcing and Supply Chain teams taking primary responsibility for supplier-facing diligence and compliance measures.

• Established a System of Controls and Transparency over the Mineral Supply Chain. Because Verizon does not typically contract to manufacture the products associated with our business, much of our visibility into the mineral supply chain must necessarily come via our suppliers. Verizon has inserted a detailed set of contractual provisions in its supply contracts for products within the scope of Verizon’s reporting obligations under the Conflict Minerals Rule. The provisions require the supplier to establish processes consistent with the Conflict Minerals Rule and the OECD Framework in order to determine the facilities from which the 3TG originates. The contract provisions also require the supplier’s periodic engagement with Verizon with respect to Conflict Minerals due diligence and the supplier’s completion of a CMRT for review by Verizon.

The contractual provisions described above are detailed and collaborative, requiring periodic meetings and resource dedication to assure that due diligence proceeds throughout each reporting period. The collaborative nature of the provisions is designed to strengthen engagement with our suppliers in accordance with the OECD Framework. The contractual provisions are separate and in addition to the Conflict Minerals-related obligations incorporated by reference within our Supplier Code of Conduct from our Conflict Minerals policy.

• Provided a Company-level Grievance Mechanism. In accordance with our public Supplier Code of Conduct, issues with respect to Conflict Minerals can be reported at any time to our Office of Ethics and Business Conduct through the VZ Compliance Guideline at 844-VZGUIDE (844.894.8433) within the U.S. From outside the U.S., phone numbers for reporting are located at https://secure.ethicspoint.com/domain/media/en/gui/60616/phone.html. Reports can be made online at www.verizonguideline.com.

IDENTIFYING AND ASSESSING RISKS

We use the CMRT for data collection in connection with our RCOI. The contractual provisions referred to above provide a schedule for the supplier’s delivery of the CMRT first in draft and then final form, allowing additional time to address any ‘red flags’ as required by the Conflict Minerals Rule. Typically, the CMRT reflects the list of smelter/refiner facilities known by the supplier, or reported to our direct supplier by its own sub-tier suppliers, that contribute 3TG contained in the product to which the CMRT relates.

To assist in determining whether due diligence is necessary, Verizon compares the list of smelter/refiner facilities disclosed by our suppliers with available information about the regions from which those facilities source 3TG. As a RMI member, Verizon has access to minerals sourcing information for smelter/refiner facilities known to the RMI’s assessment program, called the “Responsible Minerals Assurance Process.” Where some of the smelter/refiner facilities disclosed by our suppliers are indicated by the RMI’s country of origin data to source 3TG from the DRC Region, or Verizon otherwise has a reason to believe based on the RCOI that 3TG in our suppliers’ products may have come from the DRC Region, Verizon will exercise due diligence on the source and chain of custody of the 3TG within the affected Verizon products.

Due Diligence

Verizon designed its due diligence framework to conform, in all material respects, with the OECD Guidance as applicable for “downstream companies” (as defined in the OECD Framework), taking into account Verizon’s position in the 3TG supply chain and the fact that Verizon does not typically contract to manufacture the products associated with its business, and typically has limited engagement with suppliers beyond its direct suppliers.

Verizon’s due diligence framework and actions are described below in the sections titled “Responding to Identified Risks” and “Auditing Supply Chain Due Diligence.”

RESPONDING TO IDENTIFIED RISKS

In addition to instituting a Conflict Minerals Policy, we have implemented a risk management process to respond to identified risks, actively involving the applicable direct supplier where necessary to increase commercial leverage on upstream suppliers.

The risk management process largely relies on suppliers’ CMRT submissions. We compare CMRT responses to data provided by the RMI to determine whether the smelter/refiner facilities disclosed by our suppliers have engaged in the RMI’s Responsible Minerals Assurance Process. Where smelter/refiner facilities are not indicated to be “conformant” (indicating that the smelter/refiner conforms to the RMI’s Responsible Minerals Assurance Process assessment protocols) or “active” (indicating that those smelters/refiners that are currently enrolled in the RMI’s assessment program but have not undergone an on-site audit for the applicable compliance period, and while these smelters/refiners have sent in certain required information to show their full sourcing information, the information provided has not been validated by a third party auditor) within the RMI’s assessment program, we engage our suppliers for further information and to cooperate on measures to mitigate identified risks. This will typically involve written communication sent by our direct suppliers, or by Verizon, to selected upstream suppliers, asking them to consider redirecting their minerals sourcing toward smelter/refiner facilities that are either RMI-conformant, are “active” within the RMI program, or have indicated to be undertaking corrective action within the RMI program.

We consider whether additional risk mitigation steps are necessary, such as disengaging or suspending trade with our supplier. We did not view any suspension or disengagement necessary in 2020, largely due to the high level of cooperation from our suppliers.

We brief senior management on the results of our risk assessment and mitigation activities.

AUDITING SUPPLY CHAIN DUE DILIGENCE

Because we do not have a direct relationship with any smelter/refiner facilities for minerals contained in our products, we are unable to conduct audits of these entities. Instead, as recommended by the OECD Framework, we participate in industry initiatives for the development and implementation of a smelter/refiner audit program through our membership in the RMI, which administers the Responsible Minerals Assurance Process, which includes an audit.

PUBLICLY REPORTING ON SUPPLY CHAIN DUE DILIGENCE

Our Form SD and CMR for 2020 are publicly available on Verizon’s website at http://www.verizon.com/about/investors/financial-reporting.

Due Diligence Performed and Results

Verizon determined as a result of its RCOI conducted in 2020 that some of the included smelter/refiner facilities that were disclosed may have sourced 3TG from within the DRC Region. Verizon accessed data about those smelter/refiner facilities disclosed to us that have engaged with the RMI to undergo an independent audit of the measures those smelter/refiner facilities have in place to assure that they are sourcing only conflict-free 3TG. We further analyzed the CMRT responses from each of our suppliers to determine which of the smelter/refiner facilities disclosed by our suppliers were indicated to be “conformant” under the RMI’s assessment program. Where smelter/refiner facilities were not listed as conformant with the RMI’s assessment protocols or were not listed as “active” within the RMI’s assessment program, we engaged our suppliers for further information and a strategy to manage and mitigate identified risks. Each of our direct suppliers reviewed CMRT disclosures from second-tier suppliers to identify which second-tier suppliers were sourcing 3TG from smelter/refiner facilities that were not RMI-conformant smelter/refiner facilities, nor “active”.

Due to our downstream position in the supply chain, we believe that seeking information about 3TG smelter/refiner facilities in our supply chain and otherwise participating in the RMI’s assessment program as described represents a reasonable effort to determine the mines or locations of origin of 3TG in our supply chain. One of our suppliers indicated in its CMRT response that its smelter/refiner facility data reflected information about all Verizon products it supplied, not solely the Covered Product. We engaged in correspondence with that supplier to verify those non-conformant smelters that were present in the supply chain for our Covered Product.

As a result of the due diligence described above, we identified, based on data we received from our suppliers, 240 unique smelter/refiner facilities contributing 3TG contained in our Covered Product for 2020.

Based on data we received from our suppliers, we believe that the smelter/refiner facilities listed (with their geographic location) on Annex I may have contributed 3TG to our Covered Product.

Of the 240 smelter/refiner facilities identified, 237 were included on the RMI’s list of conformant smelters/refiners as of March 2020. Of the remaining 3 smelter/refiner facilities identified, none were on the list of smelter/refiner facilities that were “active” within the RMI’s audit program, but not yet confirmed as conformant. Based on data we have access to as members of the RMI regarding conformant smelter/refiner facilities, we believe that the 3TG used in our Covered Product from those smelter/refiner facilities may have come from the countries listed on Annex II or from recycled or scrap materials. Certain of the RMI-conformant smelter/refiner facilities have not disclosed their sourcing locations to the RMI, so additional countries may have contributed 3TG to those facilities.

Consistent with our Conflict Minerals Policy, which encourages the responsible sourcing of minerals from within the DRC Region, 10 conformant smelters/refiners disclosed to the RMI that they sourced from within the DRC Region and an additional 15 conformant smelters/refiners disclosed to the RMI that they sourced from the Democratic Republic of Congo itself. 21 conformant smelters/refiners that did not directly source from the Democratic Republic of Congo disclosed to the RMI that they indirectly sourced from other conformant smelters within the Democratic Republic of Congo.

Steps Taken Or To Be Taken In 2021 To Mitigate Risk And Improve Due Diligence:

Throughout 2021, Verizon and its suppliers will follow up on the communication steps described in “RESPONDING TO IDENTIFIED RISKS” and will assess alternative sources of 3TG where improvement is not shown.

In 2021, we will continue to do the following:

•	Engage with suppliers to gain better visibility into our 3TG supply chains, and encourage the further adoption of the CMRT;

•	Be an active member of the RMI; and

•	Work with direct suppliers and engage with our supply chain to increase the quality of the data provided to us.

In addition, as smelter/refiner auditing regimes mature, we will refine and improve contractual provisions that direct suppliers to prefer sources from smelter/refiner facilities that are listed as certified by the RMI.

PRODUCT DESCRIPTION AND DETERMINATION

The due diligence measures set forth above were undertaken with respect to suppliers of the product that Verizon contracts to manufacture listed below. After taking those due diligence measures, we are not able to determine whether, for all of the 3TG smelter/refiner facilities used in our supply chain, those smelter/refiner facilities sourced 3TG from the DRC Region and, if so, whether that 3TG was sourced from recycled, scrap, or other conflict-free sources.

•	Fios Quantum Gateway Router

Annex I

Metal	Smelter	Country

Gold	8853 S.p.A.	Italy

Gold	Advanced Chemical Company	United States of America

Gold	Aida Chemical Industries Co., Ltd.	Japan

Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan

Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil

Gold	Argor-Heraeus S.A.	Switzerland

Gold	Asahi Pretec Corp.	Japan

Gold	Asahi Refining Canada Ltd.	Canada

Gold	Asahi Refining USA Inc.	United States of America

Gold	Asaka Riken Co., Ltd.	Japan

Gold	AU Traders and Refiners	South Africa

Gold	Aurubis AG	Germany

Gold	Bangalore Refinery	India

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines

Gold	Boliden AB	Sweden

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	CCR Refinery—Glencore Canada Corporation	Canada

Gold	Cendres + Metaux S.A.	Switzerland

Gold	Chimet S.p.A.	Italy

Gold	Chugai Mining	Japan

Gold	DODUCO Contacts and Refining GmbH	Germany

Gold	Dowa	Japan

Gold	DS PRETECH Co., Ltd.	Korea, Republic of

Gold	DSC (Do Sung Corporation)	Korea, Republic of

Gold	Eco-System Recycling Co., Ltd. East Plant	Japan

Gold	Eco-System Recycling Co., Ltd. North Plant	Japan

Gold	Eco-System Recycling Co., Ltd. West Plant	Japan

Gold	Emirates Gold DMCC	United Arab Emirates

Gold	Geib Refining Corporation	United States of America

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Metals Hong Kong Ltd.	China

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Istanbul Gold Refinery	Turkey

Gold	Italpreziosi	Italy

Gold	Japan Mint	Japan

Gold	Jiangxi Copper Co., Ltd.	China

Gold	JSC Uralelectromed	Russian Federation

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kazzinc	Kazakhstan

Gold	Kennecott Utah Copper LLC	United States of America

Gold	KGHM Polska Miedz Spolka Akcyjna	Poland

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	Korea Zinc Co., Ltd.	Korea, Republic of

Gold	Kyrgyzaltyn JSC	Kyrgyzstan

Gold	L’Orfebre S.A.	Andorra

Gold	LS-NIKKO Copper Inc.	Korea, Republic of

Gold	LT Metal Ltd.	Korea, Republic of

Gold	Marsam Metals	Brazil

Gold	Materion	United States of America

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore

Gold	Metalor Technologies (Suzhou) Ltd.	China

Gold	Metalor Technologies S.A.	Switzerland

Gold	Metalor USA Refining Corporation	United States of America

Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico

Gold	Mitsubishi Materials Corporation	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	MMTC-PAMP India Pvt., Ltd.	India

Gold	Moscow Special Alloys Processing Plant	Russian Federation

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation

Gold	OJSC Novosibirsk Refinery	Russian Federation

Gold	PAMP S.A.	Switzerland

Gold	Planta Recuperadora de Metales SpA	Chile

Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Gold	PX Precinox S.A.	Switzerland

Gold	Rand Refinery (Pty) Ltd.	South Africa

Gold	REMONDIS PMR B.V.	Netherlands

Gold	Royal Canadian Mint	Canada

Gold	SAAMP	France

Gold	Safimet S.p.A	Italy

Gold	SAFINA A.S.	Czechia

Gold	Samduck Precious Metals	Korea, Republic of

Gold	SAXONIA Edelmetalle GmbH	Germany

Gold	SEMPSA Joyeria Plateria S.A.	Spain

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of

Gold	T.C.A S.p.A	Italy

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	TOO Tau-Ken-Altyn	Kazakhstan

Gold	Torecom	Korea, Republic of

Gold	Umicore Precious Metals Thailand	Thailand

Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.	United States of America

Gold	Valcambi S.A.	Switzerland

Gold	Western Australian Mint (T/a The Perth Mint)	Australia

Gold	WIELAND Edelmetalle GmbH	Germany

Gold	Yamakin Co., Ltd.	Japan

Gold	Yokohama Metal Co., Ltd.	Japan

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Tantalum	Asaka Riken Co., Ltd.	Japan

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China

Tantalum	D Block Metals, LLC	United States of America

Tantalum	Exotech Inc.	United States of America

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	FIR Metals & Resource Ltd.	China

Tantalum	Global Advanced Metals Aizu	Japan

Tantalum	Global Advanced Metals Boyertown	United States of America

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China

Tantalum	H.C. Starck Co., Ltd.	Thailand

Tantalum	H.C. Starck Hermsdorf GmbH	Germany

Tantalum	H.C. Starck Inc.	United States of America

Tantalum	H.C. Starck Ltd.	Japan

Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany

Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China

Tantalum	Jiangxi Tuohong New Raw Material	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China

Tantalum	KEMET Blue Metals	Mexico

Tantalum	LSM Brasil S.A.	Brazil

Tantalum	Metallurgical Products India Pvt., Ltd.	India

Tantalum	Mineracao Taboca S.A.	Brazil

Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	NPM Silmet AS	Estonia

Tantalum	PRG Dooel	North Macedonia

Tantalum	QuantumClean	United States of America

Tantalum	Resind Industria e Comercio Ltda.	Brazil

Tantalum	Solikamsk Magnesium Works OAO	Russian Federation

Tantalum	Taki Chemical Co., Ltd.	Japan

Tantalum	Telex Metals	United States of America

Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China

Tin	Alpha	United States of America

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China

Tin	China Tin Group Co., Ltd.	China

Tin	Dowa	Japan

Tin	EM Vinto	Bolivia (Plurinational State of)

Tin	Fenix Metals	Poland

Tin	Gejiu Fengming Metallurgy Chemical Plant	China

Tin	Gejiu Kai Meng Industry and Trade LLC	China

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China

Tin	HuiChang Hill Tin Industry Co., Ltd.	China

Tin	Jiangxi New Nanshan Technology Ltd.	China

Tin	Luna Smelter, Ltd.	Rwanda

Tin	Ma’anshan Weitai Tin Co., Ltd.	China

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	Metallic Resources, Inc.	United States of America

Tin	Metallo Belgium N.V.	Belgium

Tin	Metallo Spain S.L.U.	Spain

Tin	Mineracao Taboca S.A.	Brazil

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	Modeltech Sdn Bhd	Malaysia

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia

Tin	PT Babel Surya Alam Lestari	Indonesia

Tin	PT Bangka Serumpun	Indonesia

Tin	PT Menara Cipta Mulia	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Prima Timah Utama	Indonesia

Tin	PT Rajawali Rimba Perkasa	Indonesia

Tin	PT Rajehan Ariq	Indonesia

Tin	PT Refined Bangka Tin	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	PT Timah Tbk Kundur	Indonesia

Tin	PT Timah Tbk Mentok	Indonesia

Tin	Resind Industria e Comercio Ltda.	Brazil

Tin	Rui Da Hung	Taiwan, Province Of China

Tin	Soft Metais Ltda.	Brazil

Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam

Tin	Thaisarco	Thailand

Tin	Tin Technology & Refining	United States of America

Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Yunnan Tin Company Limited	China

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China

Tungsten	A.L.M.T. Corp.	Japan

Tungsten	ACL Metais Eireli	Brazil

Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China

Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	Global Tungsten & Powders Corp.	United States of America

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany

Tungsten	H.C. Starck Tungsten GmbH	Germany

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	China

Tungsten	Hydrometallurg, JSC	Russian Federation

Tungsten	Japan New Metals Co., Ltd.	Japan

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China

Tungsten	JSC “Kirovgrad Hard Alloys Plant”	Russian Federation

Tungsten	Kennametal Fallon	United States of America

Tungsten	Kennametal Huntsville	United States of America

Tungsten	KGETS Co., Ltd.	Korea, Republic of

Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China

Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam

Tungsten	Moliren Ltd.	Russian Federation

Tungsten	Niagara Refining LLC	United States of America

Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines

Tungsten	Unecha Refractory metals plant	Russian Federation

Tungsten	Wolfram Bergbau und Hutten AG	Austria

Tungsten	Woltech Korea Co., Ltd.	Korea, Republic of

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam

Annex II

Argentina

Armenia

Australia

Austria

Azerbaijan

Belgium

Bolivia

Bolivia (Plurinational State of)

Botswana

Brazil

Brunei

Bulgaria

Burkina Faso

Burundi

Cameroon

Canada

Chile

China

Colombia

Congo, Democratic Republic of the

Costa Rica

Cote d’Ivoire

Croatia

Cuba

Cyprus

Czechia

Denmark

Dominican Republic

Ecuador

Egypt

El Salvador

Estonia

Ethiopia

Fiji

Finland

France

French Guiana

Gambia, The

Georgia

Germany

Ghana

Greece

Guatemala

Guinea

Guyana

Honduras

Hong Kong

Hungary

Iceland

India

Indonesia

Iran

Ireland

Israel

Italy

Ivory Coast

Japan

Jordan

Kazakhstan

Kenya

Korea, Republic of

Kuwait

Kyrgyzstan

Laos

Latvia

Lebanon

Liberia

Liechtenstein

Lithuania

Luxembourg

Macau

Madagascar

Malaysia

Mali

Malta

Mauritania

Mauritius

Mexico

Mongolia

Morocco

Myanmar

Namibia

Netherlands

New Caledonia

New Zealand

Nicaragua

Niger

Nigeria

Norway

Pakistan

Panama

Papua New Guinea

Paraguay

Peru

Philippines

Poland

Portugal

Puerto Rico

Romania

Russian Federation

Rwanda

San Marino

Saudi Arabia

Senegal

Serbia

Sierra Leone

Singapore

Slovakia

Slovenia

Solomon Islands

South Africa

Spain

Sudan

Suriname

Swaziland

Sweden

Switzerland

Taiwan, Province of China

Tajikistan

Tanzania

Thailand

Togo

Trinidad and Tobago

Tunisia

Turkey

Uganda

Ukraine

United Arab Emirates

United Kingdom of Great Britain and Northern Ireland

United States of America

Uruguay

Uzbekistan

Venezuela

Vietnam

Zambia

Zimbabwe